UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

AIKIDO PHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9325

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AIKI	The Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Eric Weisblum

Effective April 17, 2020, Eric Weisblum resigned as a director and member of the Audit, Compensation and Nomination Committees of AIkido Pharma Inc., a Delaware corporation (the “Company”). There were no disagreements between the Company and Mr. Weisblum on any matter relating to the Company’s operations, policies or practices that led to his decision to resign.

Appointment of Paul LeMire

Effective April 17, 2020, the Board elected Paul LeMire to serve as a director of the Company.

Mr. LeMire is a high-performing investment sales manager and product specialist with 25 years of verifiable success in positioning investment management solutions across multiple channels. Mr. LeMire currently serves as the Managing Director of National Sales at Day Hagan Asset Management where he is responsible for managing the firm’s asset management business. Before joining Day Hagan Asset Management, Mr. LeMire was a Senior Regional Vice President for State Street Global Advisors and served in various other Vice President positions at Invesco, Old Mutual Investment Partners, Oppenheimer Funds and CitiGroup. Mr. LeMire holds a Master of Science degree in Mechanical Engineering from Polytechnic University, a Master of Business Administration from Adelphia University and a Bachelor of Science degree from Manhattan College.

No family relationships exist between Mr. LeMire and any of the Company’s other directors or executive officers. There are no arrangements between Mr. LeMire and any other person pursuant to which Mr. LeMire was nominated as a director. There are no transactions to which the Company is or was a participant and in which Mr. LeMire has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Appointment of Robert Dudley

Effective April 17, 2020, the Board elected Robert Dudley to serve as a director of the Company.

Mr. Dudley currently serves as the Eastern Division and Metropolitan New York City Regional Sales Manager for Select Sector Standard & Poor's Depositary Receipts (“SPDRs”). Prior to joining Select Sector SPDRs in 2008, Mr. Dudley held several managerial positions at Merrill Lynch within from 1981 through 2007. Mr. Dudley began his career in the Merrill Lynch White Weld Capital Markets in Corporate Bond Syndicate, later moving to Sales Manager for Taxable Fixed Income and Equity Marketing. Later, Mr. Dudley managed Merrill Lynch Consults for the New York City District and ended his career as a Financial Advisor and Sales Manager at the Merrill Lynch Rockefeller Center Branch office.

No family relationships exist between Mr. Dudley and any of the Company’s other directors or executive officers. There are no arrangements between Mr. Dudley and any other person pursuant to which Mr. Dudley was nominated as a director. There are no transactions to which the Company is or was a participant and in which Mr. Mr. Dudley has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On April 13, 2020, the Company executed a Master License Agreement (the “License Agreement”) with the University of Maryland, Baltimore (“UMB”). The License Agreement covers certain antiviral compounds discovered by UMB. The compounds seek to inhibit replication of multiple viruses, including Influenza virus, SARS-CoV, MERS-CoV, Ebolavirus and Marburg virus. The technology is covered by two patent applications already on file with the United States Patent and Trademark Office. The UMB inventors are Drs. Matthew Frieman, Alexander MacKerell and Stuart Watson.

The Company has also executed a Sponsored Research Agreement with UMB to support the development of the technology.

Additionally, with regards to the previously announced distribution of Hoth Therapeutics, Inc. (“Hoth”) shares to the Company’s stockholders, the Company reports that Hoth has registered the shares to be distributed and the new record date for the distribution is April 30, 2020. Each Company stockholder will be entitled to receive one (1) share of Hoth common stock for every five hundred (500) shares of AIkido common stock.

A copy of the press release announcing the new record date for the Hoth distribution is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIKIDO PHARMA INC.

By:	/s/ Anthony Hayes
Name: Title:	Anthony Hayes Chief Executive Officer

Dated: April 20, 2020

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